UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 26, 2012

GBS ENTERPRISES INCORPORATED

 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-53223	27-3755055
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

585 Molly Lane

Woodstock, GA 30189

 (Address of Principal Executive Offices)

 (Zip Code)

(404) 474-7256

 (Registrant's Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.02 Unregistered Sales of Equity Securities.

Between March 26 – 28, 2012, GBS Enterprises Incorporated, a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with each of five “accredited investors” (as that term is defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 as amended (the “Securities Act”). , one of whom was Stephen D. Baksa, a member of the Board of Directors of the Company, and all of whom were investors in the Company’s March 2011 private placement. Pursuant to the Securities Purchase Agreements entered into by the Company and accredited investors, the Company sold an aggregate of 2,020,000 warrants (the “Warrants”) in consideration for $10.00 per investor. Each Warrant is exercisable to purchase one share (“Warrant Share”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company for a purchase price of $0.50 per Warrant Share from the date of issuance to the third anniversary date of the date of issuance.

As of March 30, 2012, four investors exercised an aggregate 900,000 Warrants for 900,000 Warrant Shares for gross proceeds to the Company of $450,000.

The Company sold the Warrants pursuant to the exemption from the registration requirements of the Securities Act promulgated under Section 4(2) promulgated thereunder due to the fact that the sale and issuances isolated and did not involve a public offering of securities.

Pursuant to the terms and conditions of the Warrants, the Company has agreed to promptly register the Warrant Shares on registration statement on a Form S-1 with the Securities and Exchange Commission (the “Commission”) and to maintain the effectiveness of such registration statement until all of the Warrant Shares are sold or is no longer necessary, whichever is earlier. The Warrants are redeemable at any time by the Company for $0.05 per Warrant and the holders of the Warrants are obligated to fully exercise their Warrants in the event the Company’s Common Stock trades at $3.00 or more for a period of at least 20 consecutive trading days.

The form of the Warrant has been filed as Exhibit 4.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.:	Description:
4.1	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GBS ENTERPRISES INCORPORATED

Dated: March 30, 2012	By:	/s/ Joerg Ott
Joerg Ott
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)